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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-1448495 (IRS Employer Identification No.)

Non-Qualified Option Agreement
(Full Title of the Plan)

Jerry Smith, Esq.
1106 Palms Airport Drive
Las Vegas, Nevada 89119-3730
(Name and address of agent for service)

(702) 897-7150
(Telephone number, including area code, of agent for service)

With copies to:

Michael W. Schley, Esq.
Larkin, Hoffman, Daly & Lindgren, Ltd.
1500 Wells Fargo Plaza
7900 Xerxes Avenue South
Bloomington, MN 55431-1194
(952) 835-3800

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock ($.01 par value)	75,000	$16.21	$1,215,750	$111.85

Total	75,000	N/A	N/A	$111.85

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Non-Qualified Stock Option Agreement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

INTRODUCTION

        Shuffle Master, Inc. (the "Registrant") hereby registers the sale of up to 75,000 shares of its Common Stock, one cent ($0.01) par value. Such shares may be issued upon the exercise of stock options granted pursuant to an employment agreement by and between the Registrant and Mark Lipparelli, pursuant to which Mr. Lipparelli has been granted 75,000 options (50,000 per the agreement, adjusted to 75,000 as a result of the registrant's June 18, 2001 3-for-2 stock split) to purchase common stock effective the 30th day of April, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Registrant incorporates by reference into the Registration Statement the documents listed below:

          (a)  The Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 2001.

          (b)  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since October 31, 2001.

          (c)  The description of the Registrant's Common Stock which is contained in a Registration Statement filed by the Registrant under the Exchange Act, including any amendment or report filed for the purpose of updating such description, and to the extent that such Registration Statement includes relevant information incorporated by reference, the Registrant's Registration Statement on Form S-18, Registration No. 33-53994C.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Copies of these documents are not required to be filed with this Registration Statement.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interest of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 302A.521 of the Minnesota Business Corporation Act provides that unless prohibited or limited by a corporation's articles of incorporation or bylaws, the corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they: (i) have not been indemnified by another organization; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

        Article VI of the Amended and Restated Bylaws of the Registrant provides that the Registrant shall exercise, as fully as may be permitted by law, its power of indemnification, and that the foregoing right of indemnification shall not be exclusive of other rights to which a person shall be entitled as a matter of law.

Item 7. Exemption From Registration Claimed.

        Not applicable. This Registration Statement relates to the issuance of shares upon the exercise of options by certain option holders. The grants of such options did not constitute "sales" under the Securities Act of 1933, as amended.

Item 8. Exhibits.

*	3.1	Articles of Incorporation of Shuffle Master, Inc. as amended July 15, 1992 and June 23, 1995
**	3.2	Amended and Restated Bylaws of Shuffle Master, Inc.
***	3.3	Articles of Amendment of Articles of Incorporation of Shuffle Master, Inc. dated October 26, 2000
****	3.4	Articles of Amendment of Articles of Incorporation of Shuffle Master, Inc. dated June 6, 2001
*****	4.1	Specimen Common Stock Certificate
†	4.2	Shareholder Rights Plan, dated June 26, 1998
	5.1	Opinion of Larkin, Hoffman, Daly & Lindgren, Ltd., as to legality of the securities
††	10.26	Employment Agreement, by and between Shuffle Master, Inc. and Mark Lipparelli, dated April 30, 2001
	23.1	Consent of Deloitte & Touche LLP
	23.2	Consent of Counsel (included in Exhibit 5.1)
	24.1	Power of Attorney (see signature page)

*	Incorporated by reference to the specified exhibit in the Registrant's Form 10-K for the year ended October 31, 1995.
**	Incorporated by reference to exhibit 3.2 in the Registrant's Report on Form 10-Q for the quarter ended July 31, 2002.
***	Incorporated by reference to the specified exhibit in the Registrant's Form 10-K for the year ended October 31, 2000.
****	Incorporated by reference to exhibit 10.28 in the Registrant's Report on Form 10-Q for the quarter ended July 31, 2001.
*****	Incorporated by reference to the specified exhibit in the Registrant's Registration Statement on Form S-18, Registration No. 33-53994C.
†	Incorporated by reference to the specified exhibit in the Registrant's Report on Form 8-K dated June 26, 1998.
††	Incorporated by reference to the specified exhibit in the Registrant's Form 10-Q for the quarter ended July 31, 2002.

Item 9. Undertakings.

        1.    The undersigned Registrant hereby undertakes:

          (a)  To file, during any period in which offers or sells securities, a post-effective amendment to this Registration Statement:

    (i)
    to include any additional or changed material information on the plan of distribution.

          (b)  For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

          (c)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        2.    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provision described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on November 20, 2002.

SHUFFLE MASTER, INC.
By	/s/ DR. MARK L. YOSELOFF Dr. Mark L. Yoseloff Its: Chairman of the Board and Chief Executive Officer

        The officers and directors of Shuffle Master, Inc., whose signatures appear below, hereby constitute and appoint Dr. Mark L. Yoseloff and Mark A. Lipparelli, and each of them (with full power to each of them to act alone) their true and lawful attorney-in-fact to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement of Shuffle Master, Inc., and each of the undersigned does hereby ratify and confirm all that said attorneys shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ DR. MARK L. YOSELOFF Dr. Mark L. Yoseloff	Chairman of the Board and Chief Executive Officer	November 20, 2002
/s/ MARK A. LIPPARELLI Mark A. Lipparelli	President	November 20, 2002
/s/ GERALD W. KOSLOW Gerald W. Koslow	Chief Financial Officer	November 20, 2002
/s/ THOMAS A. SUTTON Thomas A. Sutton	Director	November 20, 2002
/s/ HOWARD P. LISZT Howard P. Liszt	Director	November 20, 2002
/s/ KEN ROBSON Ken Robson	Director	November 20, 2002
/s/ GARY W. SAUNDERS Gary W. Saunders	Director	November 20, 2002

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INTRODUCTION
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interest of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES